                                                                Exhibit 99.1

[CENVEO logo]


For Immediate Release August 1, 2005

        CENVEO ANNOUNCES SECOND QUARTER RESULTS AND ADDITIONAL MAJOR
           COSTS SAVINGS, BRINGING TOTAL REDUCTIONS TO $55 MILLION

ENGLEWOOD, COLO. (AUGUST 1, 2005) -- Cenveo, Inc., (NYSE: CVO) announced its results for the quarter and six months ended June 30, 2005. The net loss was $10.6 million for the quarter and $33.2 million for the six months, or $0.22 per share and $0.69 per share, respectively. Sales for the quarter were $422 million and $871 million for the six months ended June 30, 2005. Last year, the net loss for the corresponding quarter was $2.1 million or $0.04 per share, on $409 million of sales and for the six months ended June 30, 2004, the net loss was $18.6 million, or $0.39 per share, on $833 million of sales. Cenveo's net loss for the six months ended June 30, 2005, included restructuring, impairment and other charges of $13.0 million and losses on sales of non-strategic businesses of $1.3 million.

EBITDA of ongoing operations for the second quarter of 2005 was $30 million compared to EBITDA of $28 million achieved by the ongoing operations for the same period last year, a 7.3% improvement on 3% better sales. The guidance given previously had been for results to be flat to last year. For the six months ended June 30, 2005, EBITDA was $56.2 million compared to $59.4 million for the corresponding period of the prior year. This decline was primarily due to the costs of transitioning to a new CEO, lower margins on our envelope products, lower net pricing in our office products channel and higher incentive accruals. An explanation of the Company's use of EBITDA for comparative purposes is provided below.

Net cash provided by operating activities in the quarter ended June 30, 2005 was $16.9 million compared to $9.8 million provided during the same period last year. It is still expected that operations will generate approximately $35 million of free cash flow for the full year.

Jim Malone, President and CEO, stated, "The second quarter has been a turning point for Cenveo. Building on the previously announced plan to reduce SG&A expenses by $20 million on an annual basis, we have identified another $35 million of cost reductions that will be in place no later than January 1, 2006. On this basis, and even before factoring in continued strong market successes, we expect Cenveo to be at an annual EBITDA run rate of $190 million going into 2006. This significant change in the expected EBITDA of the company has been made possible by flattening the organization, reducing the size and changing the role of head office and making Cenveo much more customer and operations oriented. We have discontinued all programs and activities that are not designed to serve our customers or support the high level of corporate governance that we are committed to maintain. We are confident that what we are doing is clearly the best option for our shareholders and we will continue to aggressively pursue shareholder value creation for all of our shareholders".


                                  - more -

Cenveo will hold a conference call today, Tuesday August 2nd at 2:00 p.m. Eastern Time (1:00 pm Central, 12:00 noon Mountain, 11:00 a.m. Pacific
Time). To participate in the Cenveo conference call, please dial in to 1-800-819-9193 and provide conference ID 1024706. Please call 5-7 minutes before the call is to begin. The conference call will also be available via webcast. To listen to the webcast, go to www.cenveo.com, www.streetevents.com, or www.fulldisclosure.com.

INTERNATIONAL DIAL-IN: An operator will dial out to you. Contact Cenveo Investor Relations at 303-790-8023 or email: bea.rodriguez@cenveo.com no later than 1 hour prior to the call with your telephone information.

If you are unable to join the Cenveo conference call, you may access a replay of the call starting Tuesday, August 2, 2004 at 5:00 pm Eastern Time until Midnight Eastern Time, August 9, 2004. To access the replay, please dial 1-888-203-1112 and reference the conference ID 1024706.

EBITDA (earnings before interest, taxes, depreciation and amortization) should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted (GAAP) in the United States (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Additionally, our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited. EBITDA has not been provided as a measure of liquidity. The Supplemental Information to the press release includes the Company's Statement of Cash Flows.

We use EBITDA as a supplemental measure of performance because we believe it gives the reader a more complete understanding of our operating results before the impact of investing and financing transactions. A reconciliation of net income (loss) under U.S. GAAP to EBITDA is presented in the Supplemental Information to this press release and clearly demonstrates our method of calculating EBITDA.

ABOUT CENVEO
Cenveo, Inc. (NYSE: CVO), www.cenveo.com, is one of North America's leading providers of visual communications with one-stop services from design through fulfillment. The company is uniquely positioned to serve both direct customers through its commercial segment, and distributors and resellers of printed office products through its Quality Park resale segment. The company's broad portfolio of services and products include e-services, envelopes, offset and digital printing, labels and business documents. Cenveo currently has approximately 9,400 employees and more than 80 production locations plus five advanced fulfillment and distribution centers throughout North America. In 2004 and 2005, Cenveo was voted among Fortune Magazine's Most Admired Companies in the printing and publishing category and has consistently earned one of the highest Corporate Governance Quotients by Institutional Shareholder Services. The company is headquartered in Englewood, Colorado.

                                  - more -

Forward-Looking Statements
--------------------------

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) general economic, business and labor conditions, (2) the ability to implement the Company's strategic initiatives, (3) the ability to regain profitability after substantial losses in 2004 and the first six months of 2005, (4) the majority of Company's sales are not subject to long-term contracts, (5) the impact of a new CEO and changes in management and strategic direction that may be made, (6) the impact of a special shareholders' meeting to be held September 14, 2005 called by a dissident shareholder group to replace the current board of directors, (7) the ability to effectively execute cost reduction programs and management reorganizations, (8) the industry is extremely competitive due to over capacity, (9) the impact of the Internet and other electronic media on the demand for envelopes and printed material, (10) postage rates and other changes in the direct mail industry, (11) environmental laws may affect the Company's business, (12) the ability to retain key management personnel,
(13) compliance with recently enacted and proposed changes in laws and regulations affecting public companies could be burdensome and expensive,
(14) the ability to successfully identify, manage and integrate possible future acquisitions, (15) dependence on suppliers and the costs of paper and other raw materials and the ability to pass paper price increases onto customers, (16) the ability to meet customer demand for additional value-added products and services, (17) changes in interest rates and currency exchange rates of the Canadian dollar, (18) the ability to manage operating expenses, (19) the risk that a decline in business volume or profitability could result in a further impairment of goodwill, and (20) the ability to timely or adequately respond to technological changes in the Company's industry.

These risks and uncertainties are also set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Cenveo, Inc. Annual Report for the fiscal year ended December 31, 2004, and in the Company's other SEC filings. A copy of the annual report is available on the Company's website at http://www.cenveo.com.

None of management's statements in this release should be considered an offer to sell or a solicitation of an offer to buy Cenveo securities.

CONTACT:  Mr. Michel P. Salbaing
          Senior Vice President and Chief Financial Officer
          Cenveo, Inc.
          (303) 790-8023

                                    # # #

FINANCIAL HIGHLIGHTS

Cenveo, Inc. and Subsidiaries
(dollars in thousands, except per share data)
(unaudited)

                                                          THREE MONTHS ENDED JUNE 30,                SIX MONTHS ENDED JUNE 30,
                                                            2005                2004                  2005                 2004
CONSOLIDATED RESULTS
--------------------

Net sales                                                $ 421,736           $ 409,396             $ 871,338             $ 833,138
Gross profit                                                83,308              83,634               170,063               172,054
Operating income                                            12,012              14,805                15,983                33,719
Loss from continuing operations                            (10,609)             (3,296)              (33,167)              (19,831)
Gain on disposal of discontinued operations                    -                 1,230                   -                   1,230
-----------------------------------------------------------------------------------------------------------------------------------
Net loss                                                 $ (10,609)          $  (2,066)            $ (33,167)            $ (18,601)

Net loss per share                                       $   (0.22)          $   (0.04)            $   (0.69)            $   (0.39)

-----------------------------------------------------------------------------------------------------------------------------------
SEGMENT INFORMATION

NET SALES:
  Commercial                                             $ 320,195           $ 307,583             $ 666,603             $ 631,432
  Resale                                                   101,541             101,813               204,735               201,706
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                               $ 421,736           $ 409,396             $ 871,338             $ 833,138

OPERATING INCOME (EXPENSE):
  Commercial                                             $   7,918           $   9,920             $  10,181             $  21,914
  Resale                                                     9,321              12,359                18,059                23,822
  Corporate services                                        (5,227)             (7,474)              (12,257)              (12,017)
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                               $  12,012           $  14,805             $  15,983             $  33,719

OPERATING INCOME MARGINS:
  Commercial                                                  2.5%                3.2%                  1.5%                  3.5%
  Resale                                                      9.2%               12.1%                  8.8%                 11.8%

EBITDA (1):
  Commercial                                             $  21,436           $  21,419             $  43,513             $  43,545
  Resale                                                    13,496              14,409                24,618                28,303
  Corporate services                                        (4,887)             (7,827)              (11,934)              (12,428)
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                  $  30,045           $  28,001             $  56,197             $  59,420

-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION                                       JUNE 30, 2005                DECEMBER 31, 2004
Working capital                                            $  118,501                    $  113,391
Total assets                                                1,128,219                     1,174,747
Total debt                                                    783,575                       769,769
Shareholders' equity                                       $   28,081                    $   57,354
-----------------------------------------------------------------------------------------------------------------------------------


(1) See Appendix 1 in the Supplemental Information to the Press Release for the definition of EBITDA, the reconciliation of net income to EBITDA and the reason why EBITDA is a relevant non-GAAP financial measure for Cenveo.

                               [CENVEO logo]




                SUPPLEMENTAL INFORMATION TO THE PRESS RELEASE



                            FOR THE QUARTER ENDED
                                JUNE 30, 2005




                           RELEASED AUGUST 2, 2005

[CENVEO logo]


-------------------------------------------------------------------------------
Three and six months ended June 30, 2005

                                                                      Page

Financial and Operational Summary and Recent Developments             1, 2
-------------------------------------------------------------------------------
Consolidated Balance Sheets                                             3
-------------------------------------------------------------------------------
Consolidated Statements of Operations                                   4
-------------------------------------------------------------------------------
Consolidated Cash Flow Statements                                       5
-------------------------------------------------------------------------------
Segment Results                                                         6
-------------------------------------------------------------------------------
Appendix 1 - Reconciliation of Net Income to EBITDA                   7, 8
-------------------------------------------------------------------------------

Financial and Operational Summary
-------------------------------------------------------------------------------
Three and six months ended June 30, 2005


Financial and Operational Summary
---------------------------------

CONSOLIDATED RESULTS: Consolidated net sales increased $12.3 million, or 3%, in the second quarter of 2005 compared to the second quarter of 2004. On a year-to-date basis, consolidated net sales are $38.2 million, or 4.6%, higher than the corresponding period of 2004. This strong growth in sales is primarily the result of our strategy of offering the full range of products and services to our customers.

Operating income declined $2.8 million in the second quarter of 2004 and on a year-to-date basis has declined $17.7 million compared to the corresponding period of 2004. These declines are primarily the result of restructuring expenses related to our program to reduce SG&A expenses by $20 million, impairment charges on equipment that will be taken out of service, expenses related to the evaluation of our strategic alternatives and losses incurred on the dispositions of non-strategic businesses.

COMMERCIAL: Net sales increased $12.6 million, or 4%, in the second quarter compared to the second quarter of 2004 and are $35.2 million higher on a year-to-date basis than the prior year.

Sales to our strategic accounts have increased $24.0 million in the first six months of 2005.

RESALE: Net sales were down slightly in the second quarter but are $3.0 million higher than 2004 on a year-to-date basis. This growth is occurring in our sales of office products to retail superstores.

DEBT: Total debt was reduced by $18.2 million in the second quarter.

CAPITAL EXPENDITURES: Capital expenditures were $6.2 million in the second quarter.

Financial and Operational Summary and Recent Developments
-------------------------------------------------------------------------------
Second Quarter ended June 30, 2005


Recent Developments
-------------------

- The Company announced on June 22, 2005 the appointment of James R. Malone as Chief Executive Officer, effective Monday, June 27, 2005.

Mr. Malone was founding and managing partner of Qorval, LLC, a financial and business restructuring firm based in Naples, Florida. In this capacity, he assumed the role of Chief Executive Officer of several companies including Mail Contractors of America, Inc., Avborne, Inc. and Brown Jordan
International.

- On June 1, 2005, the Company announced a comprehensive program initiated to streamline certain management functions, increase flexibility and efficiency, and reduce operating expense. This program, when completed before the end of 2005, will provide an annual savings in excess of $20 million and eliminate approximately 125 positions.

CONSOLIDATED BALANCE SHEETS

Cenveo, Inc. and Subsidiaries
(in thousands)
(unaudited)

                                                                                            JUNE 30,            DECEMBER 31,
                                                                                              2005                  2004
ASSETS
Current assets:
   Cash and cash equivalents                                                              $     1,844           $       796
   Accounts receivable, net                                                                   226,951               252,711
   Inventories, net                                                                           113,585               112,219
   Other current assets                                                                        46,881                46,019
----------------------------------------------------------------------------------------------------------------------------
       Total current assets                                                                   389,261               411,745
----------------------------------------------------------------------------------------------------------------------------

 Property, plant and equipment, net                                                           345,061               367,260
 Goodwill                                                                                     307,627               308,938
 Other intangible assets, net                                                                  29,853                28,788
 Other assets, net                                                                             56,417                58,016
----------------------------------------------------------------------------------------------------------------------------
 TOTAL ASSETS                                                                             $ 1,128,219           $ 1,174,747
----------------------------------------------------------------------------------------------------------------------------

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                                                                       $   150,600           $   172,731
   Accrued compensation and related liabilities                                                60,249                58,639
   Other current liabilities                                                                   57,070                64,714
   Current maturities of long-term debt                                                         2,841                 2,270
----------------------------------------------------------------------------------------------------------------------------
        Total current liabilities                                                             270,760               298,354
----------------------------------------------------------------------------------------------------------------------------

 Long-term debt, less current maturities                                                      780,734               767,499
 Other liabilities                                                                             48,644                51,540
----------------------------------------------------------------------------------------------------------------------------
 Total liabilities                                                                          1,100,138             1,117,393
----------------------------------------------------------------------------------------------------------------------------

 Shareholders' equity:
   Common stock                                                                                   505                   487
   Paid-in capital                                                                            224,100               214,902
   Retained deficit                                                                          (203,205)             (170,039)
   Deferred compensation                                                                       (2,885)               (2,003)
   Accumulated other comprehensive income                                                       9,566                14,007
----------------------------------------------------------------------------------------------------------------------------
 Total shareholders' equity                                                                    28,081                57,354
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                               $ 1,128,219           $ 1,174,747
----------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

Cenveo, Inc. and Subsidiaries
(in thousands, except per share data)
(unaudited)

                                                                        THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                             JUNE 30,                           JUNE 30,
                                                                      2005              2004              2005            2004
Net sales                                                          $ 421,736         $ 409,396         $ 871,338       $ 833,138
Cost of sales                                                        338,428           325,762           701,275         661,084
---------------------------------------------------------------------------------------------------------------------------------
Gross profit                                                          83,308            83,634           170,063         172,054
---------------------------------------------------------------------------------------------------------------------------------


Operating expenses:
  Selling, general and administrative expenses                        64,559            66,415           137,224         134,413
  Amortization of intangibles                                          1,276             1,396             2,606           2,801
  Loss on sale of non-strategic businesses                               539               -               1,260             -
  Restructuring, impairment and other charges                          4,922             1,018            12,990           1,121
---------------------------------------------------------------------------------------------------------------------------------
Operating income                                                      12,012            14,805            15,983          33,719
---------------------------------------------------------------------------------------------------------------------------------


Other expense:
  Interest expense                                                    18,802            17,513            36,995          35,912
  Loss on early extinguishment of debt                                   -                 -                 -            17,748
  Other                                                                  445               527               434             968
---------------------------------------------------------------------------------------------------------------------------------
Loss before income taxes                                              (7,235)           (3,235)          (21,446)        (20,909)


Income tax expense (benefit)                                           3,374                61            11,721          (1,078)
---------------------------------------------------------------------------------------------------------------------------------
Loss from continuing operations                                      (10,609)           (3,296)          (33,167)        (19,831)


Gain on disposal of discontinued operations, net of
   taxes of $770                                                         -               1,230               -             1,230
---------------------------------------------------------------------------------------------------------------------------------
Net loss                                                           $ (10,609)        $  (2,066)        $ (33,167)      $ (18,601)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Loss per share - basic and diluted                                 $   (0.22)        $   (0.04)        $   (0.69)      $   (0.39)
---------------------------------------------------------------------------------------------------------------------------------

Weighted averages shares - basic and diluted                          48,804            47,740            48,292          47,737

 CONSOLIDATED CASH FLOW STATEMENTS

 Cenveo, Inc. and Subsidiaries
 (in thousands)
 (unaudited)

                                                                                                      SIX MONTHS ENDED
                                                                                                          JUNE 30,
                                                                                                   2005               2004
 Cash flows from operating activities:
   Net loss from continuing operations                                                          $ (33,167)         $ (19,831)
   Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
       Depreciation                                                                                23,289             22,841
       Amortization                                                                                 4,896              5,093
       Asset impairment charges                                                                     7,689                -
       Loss on sale of non-strategic businesses                                                     1,260                -
       Write-off of deferred financing fees                                                           -                4,220
       Deferred income tax expense (benefit)                                                          456             (7,949)
       Loss on disposal of assets                                                                      77                240
       Other non-cash charges, net                                                                   (703)              (366)
   Changes in operating assets and liabilities, excluding effects of acquisitions and operations sold:
       Accounts receivable                                                                         25,723              4,210
       Inventories                                                                                 (2,247)           (20,011)
       Accounts payable and accrued compensation                                                  (20,077)             7,686
       Income taxes payable                                                                          (476)              (991)
       Other working capital changes                                                               (9,415)               211
       Other, net                                                                                  (6,877)               (76)
-------------------------------------------------------------------------------------------------------------------------------
         Net cash used in operating activities                                                     (9,572)            (4,723)


 Cash flows from investing activities:
   Acquisitions, net of cash acquired                                                              (3,995)               -
   Capital expenditures                                                                           (12,652)           (12,460)
   Proceeds from divestitures, net                                                                  4,158              2,000
   Proceeds from sales of property, plant and equipment                                               284                346
-------------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                                    (12,205)           (10,114)


 Cash flows from financing activities:
   Increase in borrowings under credit facility                                                    14,824              6,806
   Proceeds from issuance of long-term debt                                                           -              320,000
   Repayments of long-term debt                                                                    (1,018)          (302,809)
   Proceeds from the issuance of common stock                                                       9,082                 46
   Capitalized loan fees                                                                              -               (8,936)
-------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                                                 22,888             15,107


   Effect of exchange rate changes on cash and cash equivalents                                       (63)              (412)
-------------------------------------------------------------------------------------------------------------------------------

 Net increase (decrease) in cash and cash equivalents                                               1,048               (142)
 Cash and cash equivalents at beginning of year                                                       796                307
-------------------------------------------------------------------------------------------------------------------------------
 Cash and cash equivalents at end of quarter                                                    $   1,844          $     165
-------------------------------------------------------------------------------------------------------------------------------

SEGMENT RESULTS


Cenveo, Inc. and Subsidiaries
(in thousands)
(unaudited)

                                                                    THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                                         JUNE 30,                                JUNE 30,

                                                                 2005                2004                  2005            2004
Net sales:
     Commercial                                               $ 320,195           $ 307,583             $ 666,603       $ 631,432
     Resale                                                     101,541             101,813               204,735         201,706
----------------------------------------------------------------------------------------------------------------------------------
          Total net sales                                     $ 421,736           $ 409,396             $ 871,338       $ 833,138
----------------------------------------------------------------------------------------------------------------------------------


Operating income (expense):
     Commercial                                               $   7,918           $   9,920             $  10,181       $  21,914
     Resale                                                       9,321              12,359                18,059          23,822
     Corporate services                                          (5,227)             (7,474)              (12,257)        (12,017)
----------------------------------------------------------------------------------------------------------------------------------
          Total operating income                              $  12,012           $  14,805             $  15,983       $  33,719
----------------------------------------------------------------------------------------------------------------------------------


EBITDA (1):
     Commercial                                               $  21,436           $  21,419             $  43,513       $  43,545
     Resale                                                      13,496              14,409                24,618          28,303
     Corporate services                                          (4,887)             (7,827)              (11,934)        (12,428)
----------------------------------------------------------------------------------------------------------------------------------
          Total EBITDA                                        $  30,045           $  28,001             $  56,197       $  59,420
----------------------------------------------------------------------------------------------------------------------------------


Net sales by product line:
     Commercial printing                                      $ 188,748           $ 186,873             $ 399,125       $ 385,073
     Envelopes                                                  183,322             172,077               373,093         346,180
     Business forms and labels                                   49,666              50,446                99,120         101,885
----------------------------------------------------------------------------------------------------------------------------------
          Total net sales                                     $ 421,736           $ 409,396             $ 871,338       $ 833,138
----------------------------------------------------------------------------------------------------------------------------------

     (1) See Appendix 1 for the definition of EBITDA, the reconciliation of net income to EBITDA and the reason why EBITDA is a relevant non-GAAP financial measure for Cenveo.

APPENDIX 1 - RECONCILIATION OF NET INCOME TO EBITDA
FOR THE THREE MONTHS ENDED JUNE 30, 2005 AND 2004


Cenveo, Inc. and Subsidiaries
(in thousands)
(unaudited)

                                                                      FOR THE THREE MONTHS ENDED JUNE 30, 2005
                                                       COMMERCIAL         RESALE                CORPORATE              TOTAL

Net income (loss)                                      $  5,500          $  9,332               $ (25,441)           $ (10,609)
Interest                                                     58                 7                  18,737               18,802
Taxes                                                     2,514               -                       860                3,374
Depreciation                                              9,457             2,050                     133               11,640
Amortization                                              1,172               134                     -                  1,306
Restructuring, impairment and other charges               2,422             1,676                     824                4,922
Loss on sale of non-strategic businesses                    313               226                     -                    539
Divested operations                                         -                  71                     -                     71
-------------------------------------------------------------------------------------------------------------------------------

    EBITDA                                             $ 21,436          $ 13,496               $  (4,887)           $  30,045


                                                                         FOR THE THREE MONTHS ENDED JUNE 30, 2004
                                                       COMMERCIAL         RESALE                CORPORATE              TOTAL

Net income (loss)                                      $ (4,184)         $ 10,020               $  (7,902)           $  (2,066)
Interest                                                 11,291             2,324                   3,898               17,513
Taxes                                                     2,939               -                    (2,878)                  61
Depreciation                                              8,984             2,205                     186               11,375
Amortization                                              1,182               135                      99                1,416
Restructuring, impairment and other charges               1,018               -                       -                  1,018
Divested operations                                         189              (275)                    -                    (86)
Gain on discontinued operations                             -                 -                    (1,230)              (1,230)
-------------------------------------------------------------------------------------------------------------------------------

    EBITDA                                             $ 21,419          $ 14,409               $  (7,827)           $  28,001


Note: This schedule is a reconciliation of net income to EBITDA which we define as earnings before interest, taxes, depreciation, amortization, non-cash charges from asset impairments and gains and losses recognized on divestitures. Additionally, we exclude the impacts of restructuring and related charges and the EBITDA of divested operations. EBITDA should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United
States (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Additionally, our method of calculating EBITDA may be different from the method used by other companies, and therefore, comparability may be limited. EBITDA has not

APPENDIX 1 - RECONCILIATION OF NET INCOME TO EBITDA
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004


Cenveo, Inc. and Subsidiaries
(in thousands)
(unaudited)
                                                                               FOR THE SIX MONTHS ENDED JUNE 30, 2005
                                                                 COMMERCIAL        RESALE             CORPORATE            TOTAL

Net income (loss)                                                $  4,537         $ 18,057            $ (55,761)         $(33,167)
Interest                                                               97               12               36,886            36,995
Taxes                                                               5,864              -                  5,857            11,721
Depreciation                                                       18,869            4,160                  260            23,289
Amortization                                                        2,399              268                  -               2,667
Restructuring, impairment and other charges                        10,503            1,663                  824            12,990
Loss on sale of non-strategic businesses                            1,034              226                  -               1,260
Divested operations                                                   210              232                  -                 442
-----------------------------------------------------------------------------------------------------------------------------------

    EBITDA                                                       $ 43,513         $ 24,618            $ (11,934)         $ 56,197


                                                                               FOR THE SIX MONTHS ENDED JUNE 30, 2004
                                                                 COMMERCIAL        RESALE             CORPORATE           TOTAL

Net income (loss)                                                $ (6,685)        $ 19,106            $ (31,022)        $ (18,601)
Interest                                                           22,597            4,647                8,668            35,912
Taxes                                                               6,066              -                 (7,144)           (1,078)
Depreciation                                                       18,009            4,478                  354            22,841
Amortization                                                        2,433              270                  198             2,901
Restructuring, impairment and other charges                         1,121              -                    -               1,121
Divested operations                                                     4             (198)                 -                (194)
Loss from the early extinguishment of debt                            -                -                 17,748            17,748
Gain on discontinued operations                                       -                -                 (1,230)           (1,230)
-----------------------------------------------------------------------------------------------------------------------------------

    EBITDA                                                       $ 43,545         $ 28,303            $ (12,428)        $  59,420


Note: This schedule is a reconciliation of net income to EBITDA which we define as earnings before interest, taxes, depreciation, amortization, non-cash charges from asset impairments and gains and losses recognized on divestitures. Additionally, we exclude the impacts of restructuring and related charges and the EBITDA of divested operations. In 2004, we excluded the loss on the early extinguishment of debt. EBITDA should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United
States (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Additionally, our method of calculating EBITDA may be different from the method used by other comp



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